Exhibit (n)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Preliminary Prospectus, included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-297168) of Robinhood Ventures Fund II (the “Registration Statement”).
We also consent to the use of our report dated June 30, 2026, with respect to the financial statements and financial highlights of Robinhood Ventures Fund II as of March 31, 2026 and for the period from March 16, 2026 (Commencement of Operations) through March 31, 2026, included in this Registration Statement, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
August 3, 2026